Exhibit 99.1

JULY 18, 2005

CABLEVISION SPECIAL TRANSACTION COMMITTEE RETAINS ADVISORS TO
ASSIST IN EVALUATION OF DOLAN FAMILY PROPOSAL

Cablevision Systems Corporation announced today that the Special Transaction Committee of its Board of Directors has retained Lehman Brothers Inc. and Morgan Stanley as its financial advisors. The Special Transaction Committee has retained Willkie Farr & Gallagher LLP as its legal counsel.

The Special Transaction Committee, which consists of Thomas V. Reifenheiser and Vice Admiral John R. Ryan USN (Ret.), was appointed to evaluate and act on a proposal from the Dolan Family to acquire the outstanding, publicly-held interests in Cablevision Systems Corporation following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings. The Special Transaction Committee is at the beginning stages of its evaluation and intends to proceed in a deliberate and timely manner. However, there can be no assurance that any agreement on financial and other terms satisfactory to the Special Transaction Committee will result from the Committee's evaluation or negotiation of the proposal or that any corporate transaction recommended by the Special Transaction Committee will be completed.

Interested parties are urged to read relevant documents when and if filed by Cablevision Systems Corporation with the Securities and Exchange Commission when such documents become available because they will contain important information. Free copies of relevant documents as filed by Cablevision Systems Corporation (when and if available) other than documents filed on the SEC's web site may be obtained at www.sec.gov.